Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-123474) pertaining to the Icagen, Inc. 1996 Amended Equity Compensation Plan and the Icagen, Inc. 2004 Stock Incentive Plan of our report dated January 31, 2005 (except for paragraph 2 of Note 1, as to which the date is March 9, 2005, paragraph 13 of Note 6, as to which the date is February 8, 2005, and Note 13, as to which the date is March 9, 2005), with respect to the financial statements of Icagen, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Ernst & Young LLP

Raleigh, North Carolina

March 24, 2005